Filed pursuant to Rule 423(b)(3)
Registration No. 333-274364

21SHARES CORE ETHEREUM ETF

SUPPLEMENT NO. 1 DATED September 12, 2024

TO THE PROSPECTUS DATED JULY 22, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of 21Shares Core Ethereum ETF (the “Trust”), dated July 22, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to include the Trust’s Current Report on Form 8-K filed on September 12, 2024.

Current Report on Form 8-K

On September 12, 2024, the Trust filed its Current Report on Form 8-K (the “Report”) with the Securities and Exchange Commission. The Report (without exhibits) is attached to this Supplement.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2024

21SHARES CORE ETHEREUM ETF

(Exact name of registrant as specified in its charter)

Delaware	001-42151	93-6828290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

477 Madison Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (646) 370-6016

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Beneficial Interest of 21Shares Core Ethereum ETF	CETH	Cboe BZX Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 11, 2024, 21Shares Core Ethereum ETF (the “Trust”) entered into separate custodial services agreements (each, an “Agreement” and, collectively, including the agreement with Coinbase Custody Trust Company, LLC (“Coinbase”) where the context may require, the “Agreements”) with each of (i) BitGo New York Trust Company, LLC (“BitGo”), a New York Trust Company and (ii) Anchorage Digital Bank N.A. (“Anchorage”) a South Dakota chartered Trust Company and a federally chartered crypto bank (each, including Coinbase where the context may require, a “Custodian” and, collectively with Coinbase, where the context may require, the “Custodians”). Pursuant to the Agreements, the Custodians will establish and maintain one or more segregated custody accounts, controlled and secured by Custodian, on its books for the receipt, safekeeping, and maintenance of the Trust’s ether holdings. The Agreements require the Trust to indemnify the respective Custodians and certain of their affiliates and services providers against certain losses arising or related to the Trust’s use of the services, breach of an Agreement or violation of applicable law. The Agreements also require the Custodians to maintain reasonable insurance policies and coverage. The Agreements each commenced on September 11, 2024, and will continue for one (1) year, unless earlier terminated in accordance with the terms of each Agreement. After the initial term, the Agreements will automatically renew for successive renewal terms, as established in each Agreement, unless either party notifies the other of its intention not to renew with prior notice.

The sponsor of the Trust, 21Shares US LLC (the “Sponsor”), expects to utilize the Custodian’s services to custody a portion of the Trust’s ether beginning on or about the date of the Agreements.

The Trust’s existing custody arrangement with Coinbase is unaffected by the entry into the each of the Agreements. The Sponsor anticipates utilizing the custodial services of each of Coinbase, Anchorage and BitGo to provide custodial services for the Trust’s ether.

The Sponsor will allocate the Trust’s ether among the Custodians. In determining the amount and percentage of the Trust’s ether to allocate to each Custodian, the Sponsor will consider (i) the concentration of the Trust’s ether at each Custodian, (ii) the Sponsor’s assessment of the safety and security policies and procedures of each Custodian, (iii) the insurance policies of each Custodian, (iv) the fees and expenses associated with the storage of the Trust’s ether at each Custodian, (v) the fees and expenses associated with the transfer to or from the accounts at each Custodian, and (vi) any other factor the Sponsor deems relevant in making the allocation determination. The Sponsor does not intend to disclose the amount or percentage of the Trust’s ether held at any of the Custodians, and the Sponsor may change the allocation between the Custodians at any time in its sole discretion and without notice to shareholders of the Trust (the “Shareholders”). The fees and expenses associated with the transfer of ether between the accounts at each Custodian will be borne by the Sponsor, not the Trust or the Shareholders. Transfers of ether between the accounts at each Custodian will generally occur “on-chain” over the Ethereum network. On-chain transactions are subject to all of the risks of the Ethereum network, including the risk that transactions will be made erroneously and are generally irreversible.

Item 9.01 Financial Statements and Exhibits

10.1	BitGo Custodial Services Agreement
10.2	Anchorage Custodial Services Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2024	21SHARES CORE ETHEREUM ETF

21Shares US LLC, as Sponsor of the 21Shares Core Ethereum ETF

	By:	/s/ Ophelia Snyder
	Name	Ophelia Snyder
	Title:	President

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